EXHIBIT 10.14

VOLUNTARY SEPARATION AGREEMENT AND RELEASE

THIS VOLUNTARY SEPARATION AGREEMENT AND RELEASE (this "Agreement") is entered into as of the date hereinafter set forth by and between Ventana Medical Systems, Inc., (the "Company" or "Ventana"), and Mr. Tim B. Johnson ("Mr. Johnson").

WHEREAS, Mr. Johnson has been employed by Company since February 14, 2002; and

WHEREAS, the parties have agreed to sever their employment relationship on an amicable basis, and settle any claims or disputes between them.

Now, THEREFORE, in consideration of the promises and the mutual covenants and understandings set forth hereafter, the parties agree as follows:

Introduction:

1.	Mr. Johnson’s last day of active employment as Senior Vice President, GBS with Ventana will conclude effective the close of business, January 5, 2007.
2.	Mr. Johnson will assume the role of Operations Specialist from January 6, 2007 through March 30, 2007 with no change in base pay. Mr. Johnson’s last day of active employment with Ventana will conclude effective the close of business, March 30, 2007.
3.	All earned PTO will be used during Operations Specialist employment.

SECTION I

4.	Mr. Johnson is entitled to receive the Benefits and Compensation listed below in this Paragraph 4 regardless of Mr. Johnson’s decision to sign this Agreement:

(a)

Mr. Johnson will receive the 2006 bonus per the bonus plan, to be paid in cash, less authorized and required deductions, on the same date on which bonuses are paid to other Company vice presidents receiving bonuses.

(b)	These payouts will be paid in a lump sum and subject to and reduced by any and all payroll taxes, required withholding, and other authorized or required deductions.

(c)

Mr. Johnson is eligible to continue his healthcare (medical, dental and vision) which will continue through the end of the termination month. Mr. Johnson will be eligible to continue these benefits for himself and eligible dependents up to 18 months under COBRA. Details of COBRA rights and responsibilities will be forwarded to Mr. Johnson upon notice of termination to Ventana payroll.

(d)	Within fifteen (15) days, Mr. Johnson must complete all travel and expense reports, in accordance wit7hVentana’s regular requirements, and settle all advances. Mr. Johnson will be reimbursed for travel and other expenses, for those expenses reported in the normal manner.

SECTION II

5.	In addition to the Benefits and Compensation listed under Section I, Mr. Johnson will receive, subject to Section III, Paragraph 8, the following consideration (collectively, the "Separation Pay") if Mr. Johnson elects to sign this Agreement: Mr. Johnson understands that Ventana is agreeing to provide the Separation Pay in part because of and in exchange for the release of claims and other provisions provided in Section III (below) and that the Separation Pay is in addition to any other payment or things of value to which Mr. Johnson may already be entitled or is receiving from Ventana:

(a)	Additional severance payment in the gross amount of $10,000.00 per pay period consistent with Ventana’s practices, for 13 weeks (April 1, 2007 through June 30, 2007). This severance will be subject to and reduced by any and all payroll taxes, required withholding, and other deductions. Ventana also agrees to pay COBRA premiums for April through June, 2007 should Mr. Johnson elect COBRA coverage as mentioned in Section I, Paragraph 4, part (c), above.

(b)	If Mr. Johnson notifies Ventana in writing that he has not accepted an offer of full-time employment as of June 30, 2007, then he will receive an additional severance payment of 6 weeks from July 1, 2007 through August 10, 2007 at his current pay. If Mr. Johnson has not accepted an offer of full-time employment as of June 30, 2007 Ventana also agrees to pay COBRA coverage through August 2007.

SECTION III

6.	Mr. Johnson understands and acknowledges that the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Arizona Civil Rights Act, the Arizona Employment Protection Act (collectively the "Acts") and other applicable federal, state or local laws provide the right to an employee to bring charges, claims, or complaints against an employer if the employee believes he has been discriminated against on a number of bases including race, ancestry, color, religion, sex, pregnancy, marital status, national origin, age, status as a veteran of the Vietnam era, and physical or mental disability or medical condition. Mr. Johnson, with full understanding of the rights afforded him under these Acts, statutes and laws, agrees that he will not file or cause to be filed against Ventana, or the Release Parties (as hereinafter defined), any charges, complaints, or actions based on any alleged violation(s) of these Acts, statutes and laws, or any successor or replacement Acts, statutes or laws. Mr. Johnson hereby waives any rights to assert a claim for any relief available under these Acts, statutes and laws (including, but not limited to, back pay, attorney fees, damages, reinstatement and/or other injunctive relief) he may otherwise recover based upon any alleged violation(s) of these Acts, statutes and laws, or any successor or replacement Acts, statutes or laws. This release excludes any claim which cannot be released by private agreement.

7.	In consideration of the Separation Pay and other covenants set forth herein, including the confidentiality covenants set forth herein, and with full understanding of the rights afforded him under at law or under the Acts, Mr. Johnson, in his individual capacity, and marital community capacities, on behalf of his marital community, and on behalf of his descendents, dependents, heirs, executors, administrators, assigns, successors, agents, and attorneys, past, present and future, and each of them, in their respective and individual capacities, hereby covenants not to sue Ventana and fully releases and discharges Ventana, and its officers, directors, partners, shareholders, affiliates, subsidiaries, divisions, joint ventures, assigns, successors, agents, employees, attorneys, and insurers, past, present and future, and each of them, in their representative and individual and marital capacities (hereinafter collectively referred to as "Released Parties") from any and all claims, judgments, back pay, front pay, compensatory and punitive damages, emotional distress claims, harm to reputation claims, wages, demands, rights, liens, agreements, contracts, covenants, torts, actions, suits, causes of action, actions alleging illegal harassment or discrimination under local, federal or common law, obligations, debts, costs, expenses, attorneys’ fees, damages, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, whether matured or unmatured, which Mr. Johnson has, may now have, or at any time heretofore had or hereafter has against Released Parties, arising out of or in any way connected with Mr. Johnson’s employment relationship with Ventana, Mr. Johnson’s resignation or termination from employment, or based on any other transactions, occurrences, acts, or omissions or any loss, damage or injury whatever, known or unknown matured or unmatured, resulting from any act or omission by or on the part of Ventana or the Released Parties, or any of them, committed or omitted prior to the date of this Agreement. All such Claims are forever barred by this Agreement and without regard to whether these Claims are based on any alleged breach of duty arising in contract or tort; any alleged employment discrimination or other unlawful discriminatory act; or any claim or cause of action regardless of the forum in which it may be brought, including, without limitation, claims for breach of contract, wrongful termination, defamation, intentional infliction of emotional distress or under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act. of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Employee Retirement Security Income Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, the Arizona Wage & Hours Laws, and other applicable federal, state and local laws, or any successor or replacement statutes and all claims under statutory and common law, and all claims under statutory or common law, all other statutory rights, all common law rights, claims for sick leave, holiday pay, vacation pay, life insurance, or any other fringe benefit of Ventana (other than as described in Section II),workers’ compensation, unemployment compensation, or disability claims. This release excludes any claim which cannot be released by private agreement and does not purport to waive rights or claims that may arise after the date this Agreement is executed.

8.	Mr. Johnson understands and agrees that Ventana has not made any representations, warranties or guarantees regarding the taxable or nontaxable character of the monies paid pursuant to this Agreement. Mr. Johnson represents and warrants that he (a) has received all leave and other benefits to which he is entitled under the Family and Medical Leave Act (“FMLA”), (b) has no pending FMLA request for leave, and (c) does not claim that the Ventana has violated or denied any of her right under the FMLA.

9.	This Release is not intended to release any claim that may arise after the Effective Date of this Agreement nor to prevent Mr. Johnson from testifying or participating in any governmental proceeding, but Mr. Johnson agrees that he will not accept any type of compensation as the result of any such proceeding. Without limiting the release in the foregoing paragraph or the general language and effect of that release, Mr. Johnson expressly releases all claims of age discrimination arising under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), 29 U.S.C. §§ 621, Mr. Johnson understands that Ventana is agreeing to provide the Separation Pay in part because of and in exchange for this specific release of claims of age discrimination under the ADEA and that the Separation Pay is in addition to any other payment or things of value to which Mr. Johnson may already be entitled or is receiving from Ventana.

10.	In the event of any breach by Mr. Johnson of any covenant in this Agreement, Ventana shall be under no further obligation to provide the Separation Pay or other benefits provided for in Section II, and in addition to such other remedies available to Ventana at law, Mr. Johnson shall, upon demand, tender to Ventana all amounts paid to or on his behalf pursuant to Section II except for wages paid for actual work performed through March 30, 2007 and except for payments made for accrued but unused PTO, if any.

11.	This Agreement and compliance with this Agreement shall not be construed as an admission by Ventana of any liability whatsoever, or as an admission by Ventana of any violation of the rights of Mr. Johnson or of any other person, violation of any order and/or law to or any person, or violation of any order, law, statute, duty, of breach of any contract or any act of discrimination whatsoever against Mr. Johnson or any other person; and Ventana specifically disclaims any liability to or discrimination against Mr. Johnson or any other person, or any alleged violation of any right of Mr. Johnson or any person, or of any order, law, statute, duty or breach of any contract, or of any wage order or law on the part of Ventana and the Released Parties.

12.

Mr. Johnson covenants and agrees that he will not, at any time, release, disclose, or utilize for any purpose, or for the benefit of any person, entity, or business, confidential and/or proprietary information of Ventana, including, but not limited to information concerning Ventana’s customers, employees, business, and other matters of concern to Ventana. The term "confidential and/or proprietary information" includes, but is not limited to, the Company’s customer lists, customer information and preferences, employee data, employee and payroll information, business plans, marketing plans, pricing formulas or methods, cost calculations or estimations, profit margins, contracts with customers, agents, employees, and clients, any other contract, trade secrets, source codes, technical data, know-how, techniques, formulas, specifications, inventions, methods, manufacturing and other processes, procedures, developments, improvements, research and development information, and any such other information which may have been designated or maintained as confidential from time to time by the Company. The parties agree that Mr. Johnson’s agreement herein concerning confidential and proprietary information and the maintenance of the confidentiality of this information are material terms of this Agreement and a primary consideration for the Separation Pay described in this Agreement. It is understood and agreed that the Separation Pay herein is based in part on the value to Ventana of this covenant, and both parties acknowledge the harm to Ventana or Ventana clients that would occur if this covenant is breached.

13.	Because of Mr. Johnson’s position of trust and responsibility with Ventana, and his access to confidential information about Ventana and its employees and processes, Mr. Johnson agrees that he shall not for a period of twelve (12) months after termination of employment with Ventana engage directly or indirectly, whether as principal, agent, officer, director, employee, consultant or otherwise, for the companies listed in Schedule A attached hereto, or any of their affiliates, parents or subsidiaries. Mr. Johnson further agrees to notify Ventana of any and all subsequent employment for a period of twelve (12) months after termination and for a period of period of twenty-four (24) months after termination of employment if such employment is with any of the companies listed on Schedule A and to inform any employer of the provisions of this Section III, Paragraphs 12 and 14 and authorizes Ventana to notify any such actual or potential employers of the terms of this Section III, Paragraphs 12 and 14. Other than as set forth in this Agreement, nothing set forth herein shall preclude the employment of Mr. Johnson.

14.	Mr. Johnson shall not for a period of one (1) year after termination of employment with Ventana, hire, solicit, employ or engage, directly or indirectly, any employee of Ventana for any purpose, nor make known to any person or entity the identity of Ventana employee for the purpose of soliciting, employing or engaging him.

15.

Mr. Johnson agrees to assist Ventana in every proper way in obtaining and maintaining patents, copyrights and other legal protections for Ventana’s inventions and intellectual property conceived by or otherwise involving Mr. Johnson during the term of his employment at Ventana, and to execute such documents as Ventana may reasonably request for use in obtaining and maintaining such protection. Mr. Johnson further agrees to reasonably assist and cooperate with Ventana and Ventana[l]s attorneys, in the prosecution or defense of any litigation in which Ventana is or may in the future become a party to. Ventana agrees to reimburse Mr. Johnson for all costs and expenses reasonably incurred by him in providing such assistance.

16.	Mr. Johnson agrees that the fact of and terms of this Agreement are and must be kept strictly confidential. At his option, Mr. Johnson may disclose only the financial terms of this Agreement to his accountant or tax preparer, if any, and he may disclose the fact of and terms of this Agreement to his attorney or if he legally is required to do so by subpoena or other legal process.

17.

Upon the request of Ventana Mr. Johnson shall immediately tender to or make available to Ventana all original and copies of all Ventana information and property in his possession and control, including but not limited to, Ventana records, documents or other information, along with all copies thereof and all computer storage media containing any such records, documents, or other information, pagers, cellular telephones, personal computer equipment and software, Ventana credit cards, and any other materials, equipment or documents, including all copies thereof, belonging to Ventana.

18.	Mr. Johnson agrees and covenants that Ventana has no obligation to rehire or reinstate him.

19.	Mr. Johnson and Ventana agree not to disparage, either orally or in writing, any party or Released Parties identified in this Agreement. Mr. Johnson shall refer all potential future employers to the Vice President, Human Resources Department or CEO. All future employers will be given only Mr. Johnson’s title and dates of employment.

SECTION IV

20.	Mr. Johnson represents and acknowledges that he is under no obligation to enter into this Agreement, that he was given this agreement on November 16, 2006, and that he has been provided with at least twenty-one (21) days to consider whether he should sign this Agreement and that he signed this Agreement freely and voluntarily. If changes have been made to this Agreement after it was first given to Mr. Johnson, the 21 day time period will not start again, even if the changes are material. If Mr. Johnson signs this Agreement before the 21 days are over, he waives his right to have at least 21 days to consider it. In the event that Mr. Johnson signs this Agreement, he may still revoke it at any time within seven (7) days after signing (the "Revocation Period"). In order to revoke this Agreement, Mr. Johnson must notify the Company in writing of his decision to revoke the Agreement no later than 12:01 a.m. of the 8th day following the signing date. If Mr. Johnson revokes this Agreement, then Ventana shall have no obligation to make any payments or to provide any benefits under this Agreement, except for Ventana’s obligation to pay wages for actual days worked and to pay accrued PTO, if any. This Agreement shall become effective immediately upon the expiration of the Revocation Period (the "Effective Date").

21.	Mr. Johnson represents and hereby avows that he possesses the sole rights and interests in any claims against Ventana and Released Parties, if any, and that he has not assigned his rights or interests in his claims to any person and/or entity. Mr. Johnson further understands and agrees that, among other rights or claims, by executing this Agreement, he knowingly and voluntarily is waiving any right or claim he has or may have under the Acts.

22.	This Agreement constitutes the entire agreement of the parties concerning the subject matter herein and supersedes and replaces all prior negotiations and all agreements proposed and otherwise, whether written or oral, concerning the subject matter hereof, and there are no other agreements between them. The terms of this Agreement are contractual and are not merely recitals. This Agreement may not be modified or changed unless done so in writing and signed by both parties.

23.	Ventana and Mr. Johnson represent and acknowledge that they have carefully read and fully understand all of the provisions of this Agreement which sets forth the entire agreement between the parties and that they have not relied upon any representations or statement, written or oral, not set forth in this document.

24.	Ventana and Mr. Johnson represent and acknowledge that they have had such time as each deemed necessary to review, consider and deliberate as to the terms of this Agreement.

25.	Ventana and Mr. Johnson represent and acknowledge that Ventana has recommended that Mr. Johnson retain an attorney to advise Mr. Johnson fully in this matter and that Mr. Johnson has had the opportunity to review this Agreement with an attorney.

26.	Should any provision of this Agreement be declared or be determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed to not be a part of this Agreement.

27.	All notices to Ventana by Mr. Johnson under this Agreement shall be in writing and sent to:

Denise van Zijll

Vice President, Human Resources

Ventana Medical Systems, Inc.

191 0 E. Innovation Park Dr.

Tucson, Arizona 85755

Phone: (520) 229-3942

Fax: (520) 229-4205

All notices to Mr. Johnson by Ventana under this Agreement shall be in writing and sent to:

Mr. TJ Johnson

(Address)

Ventana may, however, make any payments to Mr. Johnson in the manner and at the address in which he has been receiving regular wages prior to the date of his termination unless specifically directed to do otherwise in writing.

Notices may be sent by registered or certified mail, return receipt requested, or by facsimile or by hand-delivery. Notices shall be deemed received when given if by facsimile or hand-delivery. Notices shall be deemed received two days after deposit in the United States mail, by certified or registered mail, return receipt requested, if mailed. Facsimile signatures shall be accepted as originals. This Agreement may be executed in one or more counterparts, each of which shall be considered a duplicate original and all of which taken together shall constitute one and the same Agreement.

28.	This Agreement will be take effect immediately upon the signatures of both Mr. Johnson and Ventana and expiration of the waiting period mentioned above and shall be binding upon and inure to the benefit of the heirs, successors, personal representatives and assigns for the parties hereto.

We have read the foregoing Agreement and we accept and agree to the provisions it contains and hereby execute it voluntarily with a full understanding of its consequences.

TJ Johnson	Ventana Medical Systems, Inc.

/S/ TJ JOHNSON	/S/ DENISE VANZIJLL
TJ Johnson	Denise vanZijll Vice President, Human Resources

Date: November 21, 2006	Date: November 21, 2006

Schedule A

Vision Systems Limited

Vision Systems USA, Inc.

Danaher

Dako Corporation

BioGenex

Abbott Molecular

Lab Vision

BioCare

Digene